SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549



                                    FORM 8-K

                                  CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported) - January 26, 1996


                               ADVO, INC.

                (Exact name of registrant as specified in charter)


            Delaware                    0-14984           06-0885252
     (State or other jurisdiction      (Commission       (IRS Employer
     of incorporation)                 File Number)      Identification No.)


     One Univac Lane, P.O. Box 755, Windsor, Connecticut 10019
     (Address of principal executive offices)            (Zip Code)

     Registrant's telephone number, including
       area code                                         (860) 285-6100


                                   NO CHANGE
          (Former name or former address, if changed since last report)







         Item 5.  Other Events

                   On January 17, 1996, ADVO, Inc. (the "Company") an-nounced that its Board of Directors had declared a special dividend distribution of $10.00 per share in cash (the "Special Dividend") on shares of the Company's common stock, $.01 par value (each, a "Share"), payable on March 5, 1996 (the "Payment Date") to stockholders of record on February 20, 1996 (the "Record Date"), subject to financing as described below. Also on January 17, 1996, the Company announced its results from the first quarter of fiscal year 1996.

                   In order to provide the funds necessary to pay the Special Dividend and the transaction expenses incurred in con-nection therewith and for working capital and capital expendi-tures, the Company has accepted a commitment from The Chase Manhattan Bank (National Association) ("Chase Manhattan") to provide, on specified terms and subject to specified condi-tions, up to $220 million in senior bank financing (the commit-ment letter from Chase Manhattan together with its Annex A sum-mary of terms and condition, the "Commitment Letter"). A copy of such summary of terms and condition (the "Term Sheet") has been filed as an exhibit to this Current Report on Form 8-K (the "Form 8-K") and is incorporated herein by reference. The Commitment Letter will terminate if the initial borrowings under the facilities contemplated by the Commitment Letter shall not have occurred on or prior to March 31, 1996. A portion of the credit facilities may be syndicated to other banks and financial institutions acceptable to Chase Manhattan and the Company (the "Other Banks"; together with Chase Manhattan, the "Banks"). Chase Manhattan will act as the administrative agent and arranger for the credit facili-ties. The Commitment Letter provides that $195 million of the credit facilities may be used to pay the Special Dividend and related expenses. The Commitment Letter is described in greater detail below. The Company expects that the balance of the funds for the Special Dividend will be provided by cash on hand. Payment of the Special Dividend is subject to the fi-nancing as described above.

                   Warburg, Pincus Capital Partners, L.P. ("Warburg"), the Company's largest stockholder, which holds approximately
         2.92 million shares of ADVO's common stock and a warrant (the "Warburg Warrant") to purchase approximately 2.66 million shares of ADVO's common stock, has advised the Company that it intends to exercise the Warburg Warrant in order to receive the Special Dividend.







                   The Company's Board of Directors determined that, pursuant to the anti-dilution provisions in the Company's em-ployee stock option plans, it would make the following equi-table adjustments to outstanding employee stock options ("Op-tions") to preserve but not enhance their value after payment of the Special Dividend. Options with exercise prices above
         $12 per Share will be adjusted by reducing the exercise price by the amount of the Special Dividend on the Payment Date. The exercise prices of Options with exercise prices at or below $12 (all of which are currently vested) will not be adjusted. How-ever, payment for any such Options that are exercised prior to the Record Date may be made by the withholding of Shares other-wise to be issued to the holder of such Options on exercise to the extent that the holder of such Options does not have Shares which he has held for more than six months available to sur-render to pay the exercise prices of such Options. Reload op-tions will be granted upon such exercises prior to the Record
         Date on the following terms: (i) the number of Shares subject to the reload options shall equal the number of Shares sur-rendered or withheld to pay the exercise price, and (ii) the Options granted as reload options shall have an exercise price equal to 100% of the fair market value of the Shares on the date of grant; shall have a term equal to the portion of the term of the related Option remaining (so that the stated expi-ration date of the reload option shall be the same as that of the related Option); shall be immediately exercisable; and shall be subject to cancellation and forfeiture, acceleration of exercisability, adjustment and the other terms specified in the employee stock plans and in the form of reload option agreement. In addition, the Board of Directors decided to reduce the performance condition on the vesting of performance-based Options by the amount of the Special Dividend. As of December 30, 1995, the Company had approximately 2,054,000 Op-tions outstanding with exercise prices above $12 and approxi-mately 556,000 Options outstanding (all of which are vested) with exercise prices at or below $12. As a result of such adjustments the Company expects to record a one-time noncash charge in the second quarter, the amount of which will depend principally upon the market price of the Shares after the Special Dividend is declared. In addition, certain other charges related to the Special Dividend and the Company's exploration of strategic alternatives will be taken in future periods.

                   The following description constitutes a summary of the principal terms and conditions expected to be incorporated into the definitive credit agreement (the "Credit Agreement") contemplated by the Commitment Letter. No assurance can be given that the Credit Agreement, if entered into by the Company and the Banks, will contain the terms and conditions described








         below or otherwise not be materially different from those de-scribed below. The definitive Credit Agreement may contain more or less restrictive provisions than are described below. This summary and the summary above of the senior bank financing arrangements are qualified in their entirety by reference to the text of the Term Sheet. The Company expects to enter into a definitive Credit Agreement with Chase Manhattan and the Other Banks immediately prior to the payment of the Special Dividend. When and if a definitive agreement relating to the new credit facilities is executed, a copy of its text will be filed as an exhibit to a new Current Report on Form 8-K.

                   The Commitment Letter contemplates three facilities (collectively, the "Facilities"):

              1. a six-year reducing revolving credit facility in the amount of $65 million, with a final maturity of March 31, 2002 ("Facility A");

              2. a six-year term loan in the amount of $65 million, with a final maturity of March 31, 2002 ("Facility B"); and

              3. an eight-year term loan in the amount of $90 million, with a final maturity of March 31, 2004 ("Facility C").

         The proceeds of Facility A may be used by the Company to fund a portion of the Special Dividend, to provide for ongoing working capital and capital expenditures, and to pay expenses related to the Special Dividend. The proceeds of Facilities B and C may be used by the Company to fund a portion of the Special Dividend and to pay the expenses related to it.

                   Facility A provides for revolving credit loans be made to the Company at any time until the final maturity of Facility A, up to $6.5 million, according to the following availability schedule:

                   September 30, 1997       90%
                   September 30, 1998       80%
                   September 30, 1999       65%
                   September 30, 2000       50%
                   September 30, 2001       35%
                   March 31, 2002            0%

         The final maturity of Facility A is March 31, 2002. The bor-rowings under the facility must be repaid in full by such time.











                   Facility B provides for a term loan in the aggregate principal amount of up to $65 million. It is anticipated that the loan to be made pursuant to Facility B will be incurred by the Company at the closing of the Credit Agreement. The Com-pany will make quarterly amortization installments on the fa-cility, beginning with the first installment on September 30, 1996, with the installments ranging from $1.3 million to $4.8 million. The final maturity of Facility B is March 31, 2002. The borrowings under the facility must be repaid in full by such time.

                   Facility C provides for a term loan in the aggregate principal amount of up to $90 million. It is anticipated that the loan to be made pursuant to Facility C will be incurred by the Company at the closing of the Credit Agreement. Prior to June 30, 2002, the borrowings under this facility will not am-ortize. Beginning with the first installment on June 30, 2002, the Company will make equal quarterly amortization installments of $11.25 million. The final maturity of Facility C is March 31, 2004. The borrowings under the facility must be repaid in full by such time.

                   It is expected that the Facilities will be guaranteed by all of the Company's subsidiaries, excluding Marketing Force, Inc., which the Company announced on September 26, 1995 its intention to sell and which sale would be treated as a dis-continued operation for financial reporting purposes.

                   In addition to the scheduled installments due on Fa-cilities B and C and the reducing availability of borrowings under Facility A, the Commitment Letter provides that the Com-pany must make the following mandatory repayments and reduc-tions on the Facilities: (i) an amount equal to the amount of all net cash proceeds from the disposition of assets of the Company and its subsidiaries out of the ordinary course of business and other than from the contemplated sale of Marketing Force, Inc., (ii) an amount equal to the amount of insurance recoveries not promptly applied toward repair or replacement of the damaged properties, (iii) an amount equal to 80% of the Company's net equity proceeds until the Total Leverage Ratio (as defined in the Commitment Letter) is less than 4.0 to 1.0, excluding the proceeds from the exercise of existing warrants and/or any existing or future Options, and (iv) an amount equal to 60% of Excess Cash Flow (as defined in the Commitment Let-ter) beginning with fiscal year 1996. These mandatory repay-ments and reductions shall be applied on a pro rata basis across the maturities of outstanding loans under the Facilities B and C on a pro rata basis among the Facilities A, B and C. The portion of mandatory repayments and reductions applied to








         Facility B shall be equal to the sum of outstanding indebtedness under Facilities A and B divided by the sum of total outstanding indebtedness under Facilities A, B and C.
         The portion of such payments to be applied to Facility C shall be equal to the outstanding indebtedness under Facility C divided by the sum of total outstanding indebtedness under Facilities A, B and C. To the extent that the borrowings under Facility B have been repaid, such payments shall be applied to the borrowings under Facility A.

                   The Company will have the right to prepay the borrow-ings under the Facilities in whole and in part. Any outstand-ing indebtedness under Facility A may be prepaid at any time. Any outstanding indebtedness under Facilities B and C also may be prepaid at any time, with such prepayments being applied pro rata between Facilities B and C and, as to each such facility, on a pro rata basis across maturities. However, the amount of indebtedness under Facilities B and C that is prepaid may not be reborrowed.

                   At the Company's option, interest will accrue on the borrowings under the facilities at one of the following two rates:

              (1) at an annual rate equal to the London Interbank Of-fered Rate ("LIBOR") for the corresponding deposits of U.S. Dollars plus the Applicable Interest Margin (as defined in the Commitment Letter and as described below) of one, two, three, or six month interest pe-riods or, subject to the approval of each Bank, a nine month interest period, as selected by the Com-pany (the "LIBOR Option"). Under this option, inter-est would be paid at the end of each interest period or quarterly, whichever is earlier, and calculated on the basis of the actual number of days elapsed in a year of 360 days, and LIBOR would be adjusted for statutory maximum Regulation D reserve requirements; or

              (2) a rate equal to the Base Rate (as defined in the Commitment Letter and as described below) plus the Applicable Interest Margin (the "Base Rate Option"), with interest being calculated on the basis of actual days elapsed in a year of 365/366 days, or (when the Federal Funds Rate is applicable) 360 days, payable quarterly in arrears. The Base Rate is defined as the higher of the Federal Funds Rate plus 0.5% or the prime rate of Chase Manhattan.










                   For amounts borrowed under Facility A and Facility B, the Applicable Interest Margin will vary depending on the Com-pany's Total Leverage Ratio. Under the LIBOR Option, the Ap-plicable Interest Margins vary from 1.50% to 2.50%, with the margin increasing as the Total Leverage Ratio increases. Under the Base Rate Option, the Applicable Interest Margin will vary from 0.25% to 1.25%, with the margin increasing as the Total Leverage Ratio increases. For amounts borrowed under Facility C, the Applicable Interest Margin will be 3.00% under the LIBOR Option and 1.75% under the Base Rate Option.

                   If any covenant default occurs and remains in effect for 10 days, interest on all outstanding amounts under the Fa-cilities will accrue at a rate equal to the greater of: (i) 2% in excess of the otherwise applicable LIBOR rate, plus the Ap-plicable Interest Margin or (ii) 2% in excess of the otherwise applicable Base Rate, plus the Applicable Interest Margin, and will be payable upon demand. If any principal or interest pay-able under the Credit Agreement is not paid when due (or in the case of interest within three business days of when it is due), interest on all outstanding amounts under the Credit Agreement will accrue at a rate equal to the greater of: (i) 5% in excess of the otherwise applicable LIBOR Rate, plus the Applicable Interest Margin or (ii) 5% in excess of the otherwise appli-cable Base Rate, plus the Applicable Interest Margin, and will be payable on demand.

                   Chase Manhattan's commitment to provide Facilities may be terminated in the event of certain customary events, including: (a) if the terms of the proposed transaction are materially changed, (b) if the information provided to Chase Manhattan by or on behalf of the Company proves to have been materially inaccurate or materially incomplete, (c) if any ad-verse change occurs that Chase Manhattan deems materially ad-verse in respect of the condition (financial or otherwise), business, operations, assets (including licenses), nature of assets, liabilities or prospects of Company and its subsidiar-ies or the principal shareholders of the Company, (d) the fail-ure to pay any of the fees payable to Chase Manhattan in con-nection with the Facilities, (e) if any condition to Chase Manhattan's obligations cannot be satisfied, or (f) any mate-rial adverse change in the loan syndication or the capital mar-ket conditions generally.

                   It is expected that the obligation of the Banks to advance funds will be subject to various conditions precedent, including but not limited to: (a) EBITDA (as defined in the Commitment Letter) exceeding $55 million for the trailing four quarter period ending December 31, 1995; (b) the Total Debt (as defined in the Commitment Letter) at closing not exceeding $195








         million; (c) satisfactory certificates from the Company to the Banks regarding the accuracy of the financial statements and the EBITDA calculations; (d) no material adverse change in re-spect of the condition (financial or otherwise), business, operations, nature of assets, liabilities or prospects of the Company and its subsidiaries since December 31, 1995; (e) Chase Manhattan's review of and satisfaction with the results of a Phase I audit for environmental matters; (f) certificates from the Company's chief financial officer regarding the Company's solvency and compliance with the covenants at closing; (g) no additional indebtedness of the Company or its subsidiaries other than the Facilities contemplated hereby, the indebtedness to be mutually agreed upon by Chase Manhattan and the Company, and Permitted Additional Indebtedness (as defined in the Com-mitment Letter); (h) Chase Manhattan's review of and satisfaction with the Special Dividend and related transactions; (i) the Banks' review of and satisfaction with any material litigation with respect to the Company and the Special Dividend and related transactions; and (j) the Banks' receipt of satisfactory legal opinions from the counsel to the Company covering such matters as are appropriate for transactions of this type.

                   The definitive documentation relating to the Facili-ties must be satisfactory to the Banks and the Company and is expected to contain such conditions precedents, representations, warranties, affirmative and negative covenants, funding and yield protection provisions, events of default (including a change of control and ownership default if either the majority of the board seats are occupied by members who were not nominated by previous board members or the board seats are obtained in a hostile manner or any person other than Warburg shall own more than 30% of the outstanding stock) and other provisions as are described in the Commitment Letter and as may be generally consistent with the current practices for facilities of this type.

                   Each Bank may assign up to 100% of its loans and com-mitments (on a non pro-rata basis) under the Facilities or sell participations therein provided that: (i) each such assignment shall be in a minimum amount of $5 million; and (ii) no pur-chaser of a participation shall have the right to exercise or to cause the selling Bank to exercise voting rights in respect of the Facilities (except as to certain basic issues). Each Bank may grant 100% assignments to affiliates and to any Fed-eral Reserve Bank.

                   In addition to the customary covenants, it is ex-pected that the Credit Agreement will include covenants that limit or restrict the Company's ability to incur additional liens or other indebtedness, to change its business, to dispose









         of assets, to engage in mergers and acquisitions, and to engage in investments and in transactions with affiliates. The cov-enants in the Credit Agreement also are expected to permit the payment of dividends to the Company's stockholders (other than the Special Dividend and related transactions) at the per share levels of $.025 per quarter until March 31, 1997, and, after March 31, 1997, to permit the payment of dividends out of 40% of Excess Cash Flow to the extent that the Company's Total Leverage Ratio is less than 3.75 to 1.0 and the Company would be in pro forma compliance with all covenants. It is expected that the covenants in the Credit Agreement also will provide that the Company has purchased or entered into and remains similarly hedged on a prospective basis with interest rate hedging arrangements satisfactory to the Majority Banks (as defined in the Commitment Letter) for 50% or $100 million, whichever is less, of the outstanding loans under the Facilities and that the Company provide financial and other information on a regular basis to the Banks. In addition, the Company will have to satisfy certain financial covenants involving EBITDA that become more restrictive over time, including meeting specified senior debt leverage ratios, total debt leverage ratios, interest expense coverage ratios and other coverage ratios.

                   The Company has agreed to pay a commitment fee of 0.50% per annum on the unused portion of commitments under Fa-cility A if the Total Leverage Ratio is greater than or equal to 3.5 to 1.0; otherwise the commitment fee will be 0.375%.
         The Company also has agreed to pay certain other fees to Chase Manhattan in connection with the Facilities, and to pay certain expenses of, and provide customary indemnities to, Chase Manhattan, its affiliates and the Other Banks under the Facilities.


         Item 7.  Financial Statements and Exhibits

         (c)  Exhibits

         (99)  Additional Exhibits

              (i) Press release, dated January 17, 1996, announcing the declaration of the Special Dividend.

             (ii) Annex A Summary of Terms and Condition to the Commitment Letter of The Chase Manhattan Bank (National Association), dated January 17, 1996.











                                    SIGNATURE


                   Pursuant to the requirements of the Securities Ex-change Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                ADVO, INC.
                                               (Registrant)




         Date:  January 26, 1996       By:/s/ Robert Kamerschen
                                          Robert Kamerschen
                                          Chairman and Chief
                                          Executive Officer








































                                INDEX TO EXHIBITS


         Exhibit
         Number        Exhibit                                Page

         (99)(i)       Press release, dated January 17, 1996,
                       announcing the declaration of the
                       Special Dividend.

            (ii) Annex A Summary of Terms and Condition to the Commitment Letter of The Chase Manhattan Bank (National Association), dated January 17, 1996.




































